Exhibit 10.51

EXECUTION COPY

MASTER REPURCHASE AGREEMENT

Between

BARCLAYS BANK PLC, as Purchaser and Agent

and

UNITED SHORE FINANCIAL SERVICES, LLC, as Seller

Dated as of September 8, 2020

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	20
4.	CONFIRMATION	24
5.	TAKEOUT COMMITMENTS	24
6.	PAYMENT AND TRANSFER	25
7.	MARGIN MAINTENANCE	25
8.	TAXES; TAX TREATMENT	26
9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT	28
10.	CONDITIONS PRECEDENT	30
11.	RELEASE OF PURCHASED ASSETS	33
12.	RELIANCE	34
13.	REPRESENTATIONS AND WARRANTIES	34
14.	COVENANTS OF SELLER	37
15.	REPURCHASE OF PURCHASED ASSETS	45
16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION	46
17.	EVENTS OF DEFAULT	49
18.	REMEDIES	52
19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	54
20.	USE OF EMPLOYEE PLAN ASSETS	54
21.	INDEMNITY	54
22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	56
23.	REIMBURSEMENT; SET-OFF	56
24.	FURTHER ASSURANCES	57
25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	58
26.	TERMINATION	58
27.	REHYPOTHECATION; ASSIGNMENT	58
28.	AMENDMENTS, ETC.	59
29.	SEVERABILITY	59
30.	BINDING EFFECT; GOVERNING LAW	59
31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	59
32.	SINGLE AGREEMENT	60
33.	INTENT	60
34.	NOTICES AND OTHER COMMUNICATIONS	62
35.	CONFIDENTIALITY	63
36.	DUE DILIGENCE	64
37.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM	65
38.	EXECUTION IN COUNTERPARTS	66
39.	CONTRACTUAL RECOGNITION OF BAIL-IN	66
40.	CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION	67
41.	NOTICE REGARDING CLIENT MONEY RULES	67

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SCHEDULES AND EXHIBITS

EXHIBIT A-1	MONTHLY CERTIFICATION
EXHIBIT A-2	QUARTERLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE
EXHIBIT F	LIST OF DISAPPROVED MEMBERS OF THE MORTGAGE BACKED SECURITIES DIVISION OF THE FIXED INCOME CLEARING CORPORATION
EXHIBIT G	FORM OF ESCROW INSTRUCTION LETTER
EXHIBIT H	FORM OF SELLER MORTGAGE LOAN SCHEDULE
EXHIBIT I	FORM OF CORRESPONDENT SELLER RELEASE
EXHIBIT J	FORM OF SELLER FINANCIAL STATEMENTS (ANNUAL)
EXHIBIT K	FORM OF SELLER FINANCIAL STATEMENTS (PERIODIC)

- ii -

MASTER REPURCHASE AGREEMENT

Dated as of September 8, 2020

BETWEEN:

BARCLAYS BANK PLC, in its capacity as purchaser (together with its permitted successors and assigns in such capacity hereunder, “Barclays” or a “Purchaser”) and agent pursuant hereto (together with its permitted successors and assigns in such capacity hereunder, “Agent”),

and

United Shore Financial Services, LLC, in its capacity as a seller (together with its permitted successors and assigns in such capacity hereunder, “Seller”).

1.	APPLICABILITY

Purchaser shall from time to time, upon the terms and conditions set forth herein, enter into transactions on a committed basis with respect to the Committed Amount and may enter into transactions on an uncommitted basis with respect to the Uncommitted Amount in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released basis, and, if applicable, Takeout MBS, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount. Seller acknowledges that during the term of this Agreement, Agent may undertake to join any of Sheffield Receivables Corporation, Barclays Bank Delaware, any other asset-backed commercial paper conduit administered by Agent or any Affiliate of the Agent as additional purchasers under this Agreement, and Seller hereby consents to the joinder of such additional purchasers.

2.	DEFINITIONS AND INTERPRETATION

(a)	Defined Terms.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan that, as of any determination date, using the MBA Methodology, is 30 or more days delinquent (inclusive of any grace period).

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations, if applicable, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or materially reduced.

“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the immediately prior calendar month beginning with the first calendar day of such month to and including the last calendar day of such month; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date and provided further that the last Accrual Period shall end on the day prior to the Termination Date.

“Additional Eligible Loan Criteria” has the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” has the meaning assigned thereto in Section 7(b) hereof.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, (a) “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control;” and (b) the term “Affiliate” shall not include First Look Appraisals, LLC and Class Valuation LLC.

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.

“Agency Mortgage Loans” means Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans, and Ginnie Mae Mortgage Loans.

“Agency Program” means the Freddie Mac Program, the Fannie Mae Program or the Ginnie Mae Program, as applicable.

“Agent” has the meaning set forth in the preamble.

“Aggregate EPF Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) for all Participation Certificates (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) then owned by Purchaser under the Mortgage Loan Participation Purchase and Sale Agreement.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Purchased Assets, then subject to Transactions under this Agreement.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Applicable Agency” means Ginnie Mae, Fannie Mae or Freddie Mac, as applicable.

“Applicable Margin” has the meaning assigned thereto in the Pricing Side Letter.

“Approvals” means with respect to Seller, the approvals obtained from the Applicable Agency or HUD in designation of Seller as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Asset Base” has the meaning assigned thereto in the Pricing Side Letter.

“Assignment and Acceptance” has the meaning assigned thereto in Section 27(b) hereof.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Purchaser.

“ATR Rules”: The “ability to repay” rules specified in the federal Truth-in-Lending Act as amended pursuant to rulemaking authority provided under the federal Dodd-Frank Act which require lenders to make a reasonable, good-faith determination that a Mortgagor has an ability to repay the loan as determined by the following eight (8) underwriting factors: (i) current or reasonably expected income or assets (other than the value of the property that secures the loan) that the Mortgagor will rely on to repay the loan, (ii) current employment status (if the originator relies on employment income when assessing the Mortgagor’s ability to repay), (iii) monthly mortgage payment for the loan, (iv) monthly payment on any simultaneous loans secured by the same property, (v) monthly payments for property taxes and required insurance, and certain other costs related to the property such as homeowners association fees or ground rent, (vi) debts, alimony, and child-support obligations, (vii) monthly debt-to-income ratio or residual income, calculated using the total of all of the mortgage and nonmortgage obligations listed above, as a ratio of gross monthly income and (viii) credit history.

“Attorney Bailee Letter” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which Purchaser’s obligations (or those of Purchaser’s affiliates) can be reduced (including to zero), canceled or converted into shares, other securities, or other obligations of Purchaser or any other person.

“Bank” means (i) Deutsche Bank National Trust Company and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Barclays Agreement” means any agreement (including, without limitation, the Program Documents and the EPF Program Documents) in any amount entered into between Seller and Purchaser or any of its Affiliates.

“Breakage Costs” has the meaning assigned thereto in Section 3(i) hereof.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed.

“Cash Equivalents” has the meaning assigned thereto in the Pricing Side Letter.

“Certification” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Change in Control” means (a) any transaction or event as a result of which SFS Holding Corp ceases to own, beneficially or of record, 50% of the stock of Seller on a fully diluted basis at any time, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action permitted under this Agreement or taken in connection with any securitization transaction or routine sales of Mortgage Loans and Servicing Rights) or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equity holders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any Requirement of Law, rule or regulation after the date of this Agreement, (b) any change in any Requirement of Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Protection Letter” means, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, letter of indemnification from a title company approved by Purchaser, in its sole good faith discretion, in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to Purchaser, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the following account established by the Seller in accordance with Section 16(e) for the benefit of Purchaser, Account Number: [***]1, ABA: # [***].

“Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of September 8, 2020, by and among Purchaser, Seller and Bank, in form and substance reasonably acceptable to Purchaser to be entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.

“Committed Amount” has the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” has the meaning assigned thereto in Section 4 hereof.

“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Correspondent Loan” means a Mortgage Loan that is (i) originated by a Correspondent Seller and underwritten in accordance with Seller’s underwriting guidelines and (ii) acquired by Seller from a Correspondent Seller in the ordinary course of business.

“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” or “private label” client.

“Correspondent Seller Release” means, with respect to any Correspondent Loan, a release by the related Correspondent Seller, in the form of Exhibit I hereto (as the same may be modified, supplemented and in effect from time to time, subject to the approval of Purchaser), of all right, title and interest, including any security interest, in such Correspondent Loan.

“Custodial and Disbursement Agreement” means that certain Custodial and Disbursement Agreement, dated as of September 8, 2020, among Seller, Purchaser, Disbursement Agent and Custodian, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.

“Custodian” means Deutsche Bank National Trust Company, and its successors and permitted assigns, or such other entity as mutually agreed upon by Agent and Seller.

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned thereto in the Pricing Side Letter.

“Disbursement Agent” means Deutsche Bank National Trust Company and its successors and permitted assigns, or such other entity as mutually agreed upon by Agent and Seller.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Dry Agency Mortgage Loan” means an Agency Mortgage Loan that is not a Wet-Ink Mortgage Loan.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning assigned thereto in the Pricing Side Letter.

“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.

“Effective Date” means September 8, 2020.

“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Purchaser and Seller, dated as of September 8, 2020, among Purchaser, Seller, MERSCORP Holdings, Inc. and MERS, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to this Agreement in all material respects, (ii) if such Mortgage Loan is a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, or a Ginnie Mae Mortgage Loan, it is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program or Freddie Mac Program, as applicable, (iii) with respect to all Mortgage Loans other than Wet-Ink Mortgage Loans, contains all required documents in the Mortgage File without exceptions unless otherwise waived by Purchaser or permitted pursuant to the terms of this Agreement or the Custodial and Disbursement Agreement, and (iv) satisfies the Additional Eligible Loan Criteria.

“EPF Custodial Account Control Agreement” means that certain Custodial Account Control Agreement, dated as of September 8, 2020, among Seller, Purchaser and Bank entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Pricing Side Letter” means that certain Pricing Side Letter, dated as of September 8, 2020, between Seller and Purchaser entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Program Documents” means the Mortgage Loan Participation Purchase and Sale Agreement, the EPF Pricing Side Letter, the EPF Custodial Account Control Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit G hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

“Event of Default” has the meaning assigned thereto in Section 17 hereof.

“Event of Insolvency” means, with respect to any Person,

(i) the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii) a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within sixty (60) days of filing;

(iii) that such Person or any Affiliate shall become insolvent;

(iv) that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature; or

(v) any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.

“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Fannie Mae and backed by a pool of Fannie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on or immediately prior to the origination date of a Mortgage Loan.

“Foreign Purchaser” has the meaning assigned thereto in Section 8(d).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“Freddie Mac Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.

“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide, and such mortgage loan has not been purchased out of a Ginnie Mae Security.

“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.

“Governmental Authority” means any United States government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their Property.

“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “threshold,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance) but excluding any Escrow Payments and any and all fees, reimbursements and income entitled to be retained by a Servicer pursuant to the related Servicing Agreement.

“Indebtedness” has the meaning assigned thereto in the Pricing Side Letter. “Indemnified Party” has the meaning assigned thereto in
 Section 21(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations as selected by the Buyer in good faith from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that if the first day of such Interest Period is not a Business Day, then the daily LIBOR Rate shall be determined as of the immediately preceding Business Day.

“LIBOR Floor” has the meaning assigned thereto in the Pricing Side Letter.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Margin Call” has the meaning assigned thereto in Section 7(b) hereof.

“Margin Deficit” has the meaning assigned thereto in Section 7(b) hereof.

“Market Value” means, with respect to any Transaction and as of any date of determination using parameters and valuation methodology customarily used by Purchaser with respect to similarly structured repurchase facilities to value similarly situated counterparties, (i) the fair market value ascribed to a Purchased Asset or a Mortgage Loan by Agent in its sole, good faith discretion, and (ii) zero, with respect to any Mortgage Loan that is a Purchased Asset but is not an Eligible Mortgage Loan.

“Master Netting Agreement” means that certain Global Netting and Security Agreement, dated as of September 8, 2020, among Purchaser, Seller, and certain Affiliates and Subsidiaries of Purchaser, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, financial condition, operations, performance or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller or any of its Affiliates; (b) a material impairment of the ability of Seller or Servicer or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect on the Market Value of the Purchased Assets, taken as a whole; or (e) a material adverse effect on the Approvals of Seller.

“Maturity Date” has the meaning assigned thereto in the Pricing Side Letter.

“Maximum Age Since Origination” has the meaning assigned thereto in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” has the meaning assigned thereto in the Pricing Side Letter.

“MBA Methodology” means a method of calculating delinquency of a Mortgage Loan based upon the Mortgage Banker Association method, under which method a Mortgage Loan is considered delinquent if the Monthly Payment related to such Mortgage Loan has not been received by the end of the day immediately preceding the loan’s next Due Date.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.

“MIN” means the mortgage identification number of Mortgage Loans registered with MERS on the MERS system.

“Modified Loan” means an Eligible Mortgage Loan that (a) is insured by FHA or guaranteed by the VA, (b) (1) was purchased out of a Ginnie Mae Security or from a third-party whole loan investor solely as a result of modifications to such Eligible Mortgage Loan, or (2) was purchased out of a Ginnie Mae Security or from a third-party whole loan investor as a result of delinquent mortgage payments, but, without any loan modifications, subsequently became reperforming and (c) is a Ginnie Mae Mortgage Loan.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the tenth (10th) day of each calendar month beginning with September 2020; provided that if such day is not a Business Day, the next succeeding Business Day.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage File” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, or a Wet-Ink Mortgage Loan.

“Mortgage Loan Participation Purchase and Sale Agreement” means that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of September 8, 2020, between Purchaser and Seller, as the same may be amended, modified or supplemented from time to time.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of such Mortgage Loan.

“Non-Utilization Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Notice Date” has the meaning assigned thereto in Section 3(c) hereof.

“Obligations” means (a) all payment obligations due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other payment obligations and liabilities of Seller to Purchaser directly arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all actual sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents as necessary or reasonably appropriate in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable outside attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“OFAC Lists” has the meaning ascribed to it in Section 37(a).

“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller.

“Other Agreement” means any (i) warehouse, credit, repurchase, line of credit, financing or hedging agreements or other similar agreement relating to any Indebtedness in an amount greater than the greater of [***] of Seller’s Adjusted Tangible Net Worth and [***] between Seller, on the one hand, and any Person, on the other hand, (ii) other agreement relating to any Indebtedness in an amount greater than the greater of [***] of Seller’s Adjusted Tangible Net Worth and [***] between Seller or any of its consolidated Subsidiaries, on the one hand, and any Person, on the other hand, or (iii) Barclays Agreement.

“Other Taxes” has the meaning assigned thereto in Section 8(b).

“Parent Company” means SFS Holding Corp.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Mortgage Loan or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the unpaid Purchase Price for such Purchased Mortgage Loan or Transaction. Price Differential will be calculated in accordance with Section 3(f) herein for the actual number of days elapsed during such Accrual Period on a 360-day basis.

“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Mortgage Loan or Transaction, an amount equal to the sum of (i) the greater of LIBOR and the LIBOR Floor plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of September 8, 2020, between Seller and Purchaser, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Principal Balance” means the unpaid principal balance of a Mortgage Loan.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial and Disbursement Agreement, the Servicer Side Letter, the Collection Account Control Agreement, the Electronic Tracking Agreement, the Master Netting Agreement, the EPF Program Documents, and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the Transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets, are sold by Seller to the Purchaser or its designee hereunder.

“Purchase Price” has the meaning assigned thereto in the Pricing Side Letter.

“Purchase Price Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means with respect to each Purchased Mortgage Loan, whether now existing or hereafter acquired: (i) the Mortgage Loans, (ii) the related Servicing Rights, (iii) reserved, (iv) such other property, rights, titles or interest as are specified on the related

Transaction Notice, (v) all mortgage guarantees and insurance relating to such individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to such Mortgage Loans, (vi) all guarantees or other support for such Mortgage Loans, (vii) all rights to Income and the rights to enforce such payments arising from such Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (viii) all Takeout MBS, Takeout Commitments, and Trade Assignments (including the rights to receive the related purchase price related therefor) related to the Purchased Mortgage Loans, (ix) the Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchased Mortgage Loan” means a Mortgage Loan sold by Seller to Purchaser in a Transaction hereunder and not yet repurchased by Seller.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” has the meaning set forth in the Pricing Side Letter.

“Qualified Insurer” means, with respect to any Mortgaged Property, any insurer duly qualified as such under the laws of the states in which such Mortgaged Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service a Purchased Mortgage Loan, including, without limitation, the complete payment and modification history of each Purchased Mortgage Loan.

“Repurchase Date” means, with respect to any Transaction involving Eligible Mortgage Loans, the earliest of (a) the Termination Date, (b) the second Business Day following Seller’s written notice to Purchaser requesting a repurchase of such Transaction or (c) at the conclusion of the Maximum Age Since Origination for any Eligible Mortgage Loan purchased hereunder.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, (ii) the Price Differential accrued and unpaid thereon, (iii) Breakage Costs, if any, and (iv) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to Purchaser.

“Request for Release of Documents” means the Request for Release and Receipt set forth as Annex 5 to the Custodial and Disbursement Agreement, as applicable.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means (i) as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person and (ii) as to Seller, President, Chief Strategy Officer any manager, director or managing member.

“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.

“SEC” has the meaning ascribed thereto in Section 35.

“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.

“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Purchased Mortgage Loans proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Purchaser and Custodian and attached by the Custodian to the related Certification.

“Servicer” means Cenlar, FSB or Nationstar Mortgage, LLC d/b/a Mr. Cooper, or any servicer or subservicer approved by Agent in its sole and good faith reasonable discretion (not to be unreasonably delayed or denied).

“Servicer Side Letter” means, if Mortgage Loans are serviced by a third party servicer pursuant to a servicing agreement, the side letter agreement related to such servicing agreement among the Seller, the Servicer and the Purchaser or as mutually agreed upon by the parties hereto.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Term” has the meaning assigned thereto in Section 16(b).

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet- Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.

“Special Purpose Entity” means a legal entity (commonly referred to as an SPE, special purpose vehicle (“SPV”), or financial vehicle corporation (“FVC”)), whether a limited company, trust or limited partnership, which is an organization having limited predefined purposes relating to a single asset or series of related assets which secure debt generally in the context of structured finance transactions which includes, without limitation, securitization transactions.

“Strict Compliance” means compliance of Seller and the Mortgage Loans with the requirements of the Agency Guide as amended by any agreements between Seller or a Takeout Investor, on the one hand, and the Applicable Agency, on the other hand, sufficient to enable Seller to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security.

“Structuring Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. All references to “Subsidiary” or “Subsidiaries” in this Agreement or any Program Documents shall exclude all Subsidiaries of the Seller which are Special Purpose Entities.

“Takeout Commitment” means (i) a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment, and relate to pools of Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time or (ii) a commitment (a) to swap one or more identified Purchased Mortgage Loans with a Takeout Investor that is an Agency for a Security and (b) to sell the related Security or Takeout MBS to a Takeout Investor.

“Takeout Investor” means either (i) Barclays Capital, Inc., or any successor thereto, (ii) any member of the Mortgage Backed Securities Division of the Fixed Income Clearing Corporation, unless such member is disapproved by Agent in its sole discretion or (iii) any other Person disapproved by Agent in its reasonable discretion; in all cases, any disapproved Takeout Investors will be evidenced in writing from time to time and approvals will not be unreasonably delayed or denied by Agent.

“Takeout MBS” means to the extent any Purchased Mortgage Loans are pooled into Securities, and such Securities do not settle on the date they are issued, partial interests in such Securities backed by such Purchased Mortgage Loans.

“Taxes” has the meaning assigned thereto in Section 8(a).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement, (iii) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period, and (iv) the one-hundred twentieth (120th) calendar day after the Purchaser delivers a notice of termination to the Seller, or the Seller delivers a notice of termination to the Purchaser, provided that if such day is not a Business Day, the immediately preceding Business Day.

“Trade Assignment” means an assignment to Purchaser of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Mortgage Loans, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction” has the meaning assigned thereto in Section 1 hereof.

“Transaction Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is deemed to be delivered to the Purchaser in accordance with Section 3(c) herein.

“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Purchaser.

“Warehouse Lender’s Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

“Wet-Ink Mortgage Loan” means a Mortgage Loan that Seller is selling to Purchaser simultaneously with the origination thereof that is funded as part, either directly or indirectly, with the Purchase Price paid by Purchaser hereunder and for which the Custodian shall not have received a complete Mortgage File.

“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.

(b) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Purchaser or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser or Agent shall not be construed to require Purchaser or Agent to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

(a) It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, and Purchaser shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Mortgage Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b) Subject to the terms and conditions of the Program Documents, Purchaser may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (i) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (ii) the Asset Base.

(c) Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time” ):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans)	Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

	For Correspondent Loans, the Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser

	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian

AM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 12:00 noon (New York City time) on the requested Purchase Date

PM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 2:30 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:30 p.m. (New York City time) on the requested Purchase Date

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”. By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.

(d) With respect to each Wet-Ink Mortgage Loan, within the time period specified in the Pricing Side Letter, Seller shall cause the related Settlement Agent to deliver, or shall promptly deliver upon receipt from Settlement Agent, to the Custodian the remaining documents in the Mortgage File.

(e) Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser shall, in the case of a Transaction with respect to the Committed Amount, and may, in its sole discretion with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans included in the related Seller Mortgage Loan Schedule by transferring the Purchase Price (net of any related Structuring Fee, Non-Utilization Fee, or any other unpaid fees and expense then due and payable by Seller to Purchaser pursuant to this Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank: Deutsche Bank Trust Company America

ABA#: [***]

Account Name: Disbursement Account for Barclays Bank PLC

Account Number: [***]

Attention: [***]

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(f) On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to Purchaser the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month.

(g) With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable under this Agreement, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to Purchaser, and Purchaser shall transfer to Seller the related Purchased Assets.

(h) If Agent determines in its good faith and commercially reasonable discretion that any Change in Law (except a Change in Law with regard to Taxes (or taxes expressly excluded from Taxes), which is governed solely by Section 8) or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate Purchaser or Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by Purchaser, except for such amounts which could have been reasonably mitigated by the Purchaser. Further, if due to the introduction of, any change in, or the compliance by Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions (except a Change in Law with regard to Taxes (or taxes expressly excluded from Taxes), which is governed solely by Section 8), then Seller shall, from time to time and upon demand by Purchaser, compensate Purchaser or Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. Purchaser shall provide Seller with reasonably detailed notice as to any such Change in Law, change in accounting rules or change in compliance promptly following Purchaser’s receipt of actual knowledge thereof.

(i) Seller shall indemnify the Purchaser and hold the Purchaser harmless from any losses, out of pocket costs and/or expenses which the Purchaser may sustain or incur as a result of terminating any Transaction on or before a Repurchase Date arising from the reemployment of funds obtained by the Purchaser hereunder or from actual out of pocket fees and expenses payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). The Agent shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Purchaser to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest or demonstrable error. The provisions of this Section 3(i) shall survive termination of this Agreement.

(j) If on any Business Day Agent determines in good faith (which determination shall be conclusive absent manifest or demonstrable error) (a) that adequate and reasonable means do not exist for ascertaining LIBOR; or (b) that LIBOR will not adequately and fairly reflect the cost to Purchaser of entering into or maintaining outstanding Transactions; or (c) that it has become unlawful for any Purchaser to honor its obligation to enter into or maintain outstanding

Transactions hereunder using LIBOR, then Agent shall give notice thereof to Seller by telephone, facsimile, or other electronic means as promptly as practicable thereafter and, until Agent notifies Seller that the circumstances giving rise to such notice no longer exist, the Pricing Rate included in any Confirmation with respect to new Transactions and in any calculation of the Price Differential with respect to outstanding Transactions will be determined, subject to the timely approval of Seller after receipt of notice of such revised rate, at a rate per annum that Purchaser determines in its good faith reasonable discretion adequately reflects the cost to Purchaser of making or maintaining such Transactions.

4.	CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates, absent manifest or demonstrable error. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	TAKEOUT COMMITMENTS

With respect to each Purchased Mortgage Loan subject to a Takeout Commitment, Seller shall instruct the related Takeout Investor to remit directly to Purchaser or the Bank in accordance with the terms of the Custodial and Disbursement Agreement no later than 4:00 p.m. (New York City time) on a Business Day an amount equal to the Repurchase Price for such Purchased Mortgage Loan in accordance with the Purchaser’s Wire Instructions. Simultaneously with or prior to such payment, Seller shall deliver to Purchaser via facsimile or electronic mail a payoff file in mutually agreeable form (the “Payoff File”) and shall indicate on such Payoff File the Mortgage Loan identification numbers which identified the applicable eligible Mortgage Loans when it was purchased by Purchaser hereunder. Upon receipt by Purchaser of payment of the Repurchase Price in respect of such Purchased Mortgage Loan, Purchaser shall release and remit to Seller any amount in excess of the Repurchase Price (other than the related Price Differential) on the next succeeding Business Day; provided, that both immediately before and after giving effect to such release and remittance, (i) there is no Default or Event of Default under this Agreement or any other Program Document and (ii) there is no Margin Deficit.

With respect to Takeout MBS, Seller shall inform Purchaser immediately when any Securities backed by Purchased Mortgage Loans become Takeout MBS and shall provide the related CUSIP number(s) on the related issuance date. Simultaneously upon the transfer of the Takeout MBS to the Purchaser, (i) the Seller shall be construed to have transferred the Repurchase Price to the Purchaser for the related pooled Purchased Mortgage Loans backing such Takeout MBS; (ii) the Seller and Purchaser shall have entered into a new Transaction with respect such Takeout MBS; and (iii) the Purchaser shall be construed to have transferred the Purchase Price for the related Takeout MBS to the Seller. The Takeout MBS will be delivered to the securities account of the securities intermediary, at which time they will be subject to this Agreement. The Seller shall arrange for the sale of the Takeout MBS to a Takeout Investor, the proceeds of such sale to be credited to the account of the paying agent to satisfy the Repurchase Price with respect to the Takeout MBS.

6.	PAYMENT AND TRANSFER

(a) Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to Purchaser all payments required to be made by it to Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by Purchaser. Any payments received by Purchaser after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

(b) Following Seller’s receipt of the Closing Protection Letter and Escrow Instruction Letter, the Disbursement Agent will aggregate and disburse funds directly to the loan closing with respect to Wet-Ink Mortgage Loans that are subject to a Transaction hereunder.

7.	MARGIN MAINTENANCE

(a) Agent shall determine the Market Value of the Purchased Assets at any time as determined by Agent in its sole discretion. Agent shall have the right to mark to market the Purchased Assets on a daily basis in connection with which the Market Value with respect to one or more of the Purchased Assets may be determined to be zero in accordance with the terms herein.

(b) If, as of any date of determination, the lesser of (i) 100% of the Principal Balance of the Purchased Mortgage Loans and face amount of the Takeout MBS and (ii) the aggregate Market Value of all Purchased Assets then subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is less than the Repurchase Price for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Purchaser or its designee cash or, at Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit provided that such Margin Deficit shall equal or exceed $250,000. If the Agent delivers a Margin Call to the Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Purchaser or its designee no later than 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 10:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 12:00 noon (New York City time) on the next succeeding Business Day.

(c) Any cash transferred to Purchaser or its designee pursuant to Section 16(f)(ii) herein shall reduce the Repurchase Price of the related Transactions.

(d) The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by a Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e) For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any reduction of the Principal Balance of any Purchased Mortgage Loan pursuant to any action by any bankruptcy court.

8.	TAXES; TAX TREATMENT

(a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Purchaser is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchaser has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing any Program Document), or any political subdivision thereof taxes imposed under FATCA (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, promptly, original tax receipts and other evidence satisfactory to the Purchaser of the payment when due of the full amount of such Taxes; and (d) except as otherwise expressly provided in Section 8(d) below, pay to the Purchaser such additional amounts (including all Taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that after such deduction or withholding on account of Taxes has been made (including such deductions and withholding applicable to additional amounts payable under this Section) the Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any taxing authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except such taxes imposed with respect to an assignment as a result of a present or former connection between Purchaser and the jurisdiction imposing such taxes (other than connections arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned any Purchased Asset or Program Document) (“Other Taxes”).

(c) Seller agrees to indemnify Purchaser for the full amount of Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided, that the Purchaser shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Purchaser that is either (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” under the Code (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN-E or W-8ECI or any successor form prescribed by the IRS (or IRS Form W-8IMY, with IRS Form W-8BEN-E or W-8ECI attached), certifying that such Person is either (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates United States withholding tax under Sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempt from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States in either case, on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. Each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document as expressly required under this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided under the first sentence of this Section 8(d) or except to the extent that, pursuant to this Section 8, amounts payable with respect to such taxes were payable to Purchaser’s assignor immediately before Purchaser became a party hereto) such Person shall not be entitled to “gross-up” of Taxes under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however, that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. Upon the execution of this Agreement, each Purchaser that is a “United States person” within the meaning of the Code shall deliver to Seller a duly executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Unless Seller has received such forms or other documents or information as required by this Section 8(d) to establish Purchaser’s exception from backup withholding tax, Seller shall not be required to pay additional sums or indemnify Purchaser for any backup amount withheld.

(e) If a payment made to Purchaser under this Agreement would be subject to United States federal withholding tax imposed by FATCA if Agent or Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(g) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to Purchaser a first priority security interest in the Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of Purchaser hereunder.

(b) Seller hereby irrevocably constitutes and appoints Purchaser and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s reasonable discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem necessary or reasonably appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or appropriate to accomplish the purposes of this Agreement, and, in each case, subject to the terms of this Agreement. Without limiting the generality of the foregoing, Seller hereby gives Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed necessary or reasonably appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser was the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deems necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the effectiveness of this Agreement, Purchaser shall have received on or before the Effective Date the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):

(i) Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certificate of an officer of Seller attaching certified copies of Seller’s articles of organization, operating agreement and corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(iv) An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of Seller’s counsel as to such matters as Purchaser may reasonably request (including, without limitation, with respect to Purchaser’s perfected security interest in the Purchased Assets, a non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act to Seller, an opinion that this Agreement constitutes a “repurchase agreement”, a “securities contract” and a “master netting agreement” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Sections 546(e), 546(f), and 546(j) of the Bankruptcy Code, each in form and substance acceptable to Purchaser;

(vi) Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Structuring Fee, the Non-Utilization Fee, and any Transaction Fees then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(vii) A copy of the insurance policies required by Section 14(q) of this Agreement;

(viii) Duly completed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC1;

(ix) Purchaser or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;

(x) Seller shall have provided evidence, satisfactory to Purchaser and Agent, that Servicer’s and Seller’s Approvals are in good standing; and

(xi) Any other documents reasonably requested by Purchaser or Agent to the extent accessible without an undue cost or undue burden subject to confidentiality restrictions.

(b) As conditions precedent to each Transaction pursuant to this Agreement (including the initial Transaction), each of the following conditions precedent must have been satisfied:

(i) Purchaser or its designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance reasonably satisfactory to Purchaser and (if applicable) duly executed:

(A)

Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Structuring Fee, the Non-Utilization Fee and any Transaction Fee then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)	Such certificates or other documents as Purchaser may reasonably request;

(D)

Purchaser shall have received the Structuring Fee, the Non- Utilization Fee, and the Transaction Fees in respect of such Transaction then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)

With respect to Mortgage Loans that are Dry Agency Mortgage Loans, an original trust receipt executed by the Custodian without exceptions and with respect to Wet-Ink Mortgage Loans, an original trust receipt executed by the Wet-Ink Mortgage Loan Document Receipt Date by the Custodian without exceptions;

(F)	Such other certifications of Custodian as are required under Sections 2 of the Custodial and Disbursement Agreement;

(G)

With respect to any table-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (x) a copy of the Escrow Instruction Letter in the form attached as Exhibit G hereto, signed by the Settlement Agent and (y) a copy of the Closing Protection Letter from each title company in form and substance reasonably acceptable to Purchaser in its sole discretion; and

(H)

A duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans subject to such Transaction, substantially in the form of Exhibit E, addressed to Purchaser, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Purchaser prior to such Transaction and to the Custodian as part of the Mortgage File.

(ii) No Default or Event of Default shall have occurred and be continuing;

(iii) Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;

(iv) Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, all representations and warranties in the Program Documents shall be true and correct on the date of such Transaction (with the same force and effect as if made on such date) and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;

(v) The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (b) the Asset Base;

(vi) The Purchase Price for the requested Transaction shall not be less than $1,000,000;

(vii) Purchaser shall have determined that all actions necessary to establish or maintain Purchaser’s perfected security interest in the Purchased Assets have been taken;

(viii) Purchaser or its designee shall have received any other documents reasonably requested by Purchaser to the extent accessible without an undue cost or undue burden and subject to confidentiality restrictions;

(ix) There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof) and no Margin Deficit will exist immediately after giving effect thereto; and

(x) None of the following shall have occurred and/or be continuing:

(A)

an event or events shall have occurred in the good faith determination of Purchaser resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Purchaser not being able to finance Eligible Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)

an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Purchaser not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)

there shall have occurred a Material Adverse Change in the financial condition of Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of Purchaser to fund its obligations under this Agreement.

(xi) Delivery of all due diligence results to the extent diligence is performed by Purchaser or Agent with respect to such Transaction; and

(xii) All Mortgage Loans referenced on the related Seller Mortgage Loan Schedule are Eligible Mortgage Loans.

11.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) Purchaser shall automatically and without any further action terminate any security interest that Purchaser may have in such Purchased Asset, (b) the Purchaser shall automatically and without further action sell and release to the Seller or the applicable Takeout Investor, as the case may be, such Purchased Asset, and (c) with respect to such Purchased Asset, Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller or the applicable Takeout Investor, as the case may be. Except as set forth in Section 16(f)(ii) and Section 15, Seller shall give at least two (2) Business Days prior written notice to Purchaser if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.	RELIANCE

With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believes, in good faith, to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a) Due Organization, Qualification, Power, Authority and Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has the power and authority under its certificate of formation, operating agreement and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made or filings and recordings in respect of the Liens created pursuant to the Program Documents.

(b) No contravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the certificate of formation and operating agreement of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other instrument to which Seller, the Purchased Assets or any of Seller’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Purchased Assets or Seller’s Property is subject. Without limiting the generality of the foregoing, the consummation of the Transactions will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide.

(c) Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity of the Purchased Assets or the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the Transactions could adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s ability to carry out its obligations hereunder.

(d) Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be the legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e) Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change with respect to Seller.

(f) Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect, unless Seller delivered such other documents or information informing Purchaser or Agent of such change.

(g) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller or its Parent Company, if any, of this Agreement or any other Program Document to which it is a party, other than any that have heretofore been obtained, given or made or filings and recordings in respect of the Liens created pursuant to the Program Documents.

(h) Compliance With Law, Etc. No practice, procedure or policy employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i) Solvency. Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. The audited annual financial statements of Seller or the notes thereto or other opinions or conclusions stated therein have not been qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or indicate that Seller has a negative net worth or is insolvent.

(j) Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each Transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.

(k) Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor is an entity “controlled by” an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l) Taxes. Seller has timely filed all federal and state income and other material tax returns that are required to be filed by it and has paid all taxes, including any assessments received by it, to the extent that such taxes are reflected on such returns and have become due or otherwise are federal, state income or other material taxes (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid on or about the date of such Transaction.

(m) Additional Representations. With respect to each Purchased Asset to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File is delivered to Purchaser or the Custodian with respect to the Purchased Assets and continuously while such Purchased Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to the Purchaser, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(o) [Reserved].

(p) Approvals. Seller has all requisite Approvals.

(q) Custodian. The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller.

(r) No Adverse Actions. Seller has not received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

(s) [Reserved].

(t) Affiliated Parties. Seller is not an Affiliate of the Custodian, Disbursement Agent, Settlement Agent or any other party to a Program Document hereunder.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser and Agent as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.

(b) No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, except if such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guides; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Purchased Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c) No Assignment; No Liens. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against Purchaser).

(d) No Economic Interest. Neither Seller nor any Affiliate thereof will acquire any economic interest in or obligation with respect to any Purchased Mortgage Loan except for record title to the Mortgage relating to such Purchased Mortgage Loan and the right and obligation to repurchase the Mortgage Loan hereunder and the right to receive amounts pursuant to Section 16.

(e) Preservation of Purchased Assets. Seller shall take all actions necessary or appropriate to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly completed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f) Maintenance of Papers, Records and Files.

(i) Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian or released in accordance with the Custodial Agreement in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in Purchaser’s or Custodian’s possession unless Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial and Disbursement Agreement.

(ii) For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of Purchaser.

(iii) Upon reasonable advance notice from Custodian or Purchaser and during normal business hours, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g) Financial Statements and Other Information.

(i) Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller shall furnish or cause to be furnished to Purchaser the following:

(A)	Financial Statements.

(1) Within ninety-five (95) days after the end of each fiscal year of Seller, the consolidated audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Seller and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (in a form substantially similar to the form of financial statements attached hereto as Exhibit J, or in a form otherwise acceptable to Purchaser and Agent) of, an independent public accountant of national standing;

(2) Reserved.

(3) As soon as is practicable, but in any event within thirty (30) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity (in a form substantially similar to the form of financial statements attached hereto as Exhibit K, or in a form otherwise acceptable to Purchaser and Agent) showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller who is qualified to make such certification as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4) Reserved;

(5) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller’s Parent Company, Seller or any of Seller’s consolidated Subsidiaries as Purchaser or Agent may reasonably request to the extent accessible without an undue cost or undue burden and subject to confidentiality restrictions.

Seller’s obligation to deliver any report or other document under this Section 14(g)(i)(A) shall be deemed to have been satisfied if, and as of the date, such report or other document is filed with the SEC pursuant to the SEC’s Electronic Data Gathering & Analysis Recovery system.

(6) The audited annual financial statements of Seller or the notes thereto or other opinions or conclusions stated therein shall not be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import nor shall indicate that such Seller has a negative net worth or is insolvent

(B)	Reserved.

(C)

Other Information. Upon the request of Purchaser or Agent, such other information or reports as Purchaser or Agent may from time to time reasonably request; provided, however, such request will not cause Seller any undue material expense and such request is limited to information accessible without an undue cost or undue burden and subject to confidentiality restrictions.

(ii) Seller shall at all times comply with the financial covenants set forth in Section 4 of the Pricing Side Letter.

(iii) Certifications. Seller shall execute and deliver a certification (i) substantially in the form of Exhibit A-1 attached hereto within thirty (30) days after the end of each of the first two calendar months of each fiscal quarter of Seller, and substantially in the form of Exhibit A-2 attached hereto within (x) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, and (y) ninety (90) days after the end of each fiscal year of Seller. Each certification to be executed and delivered hereunder shall be sent via electronic mail to creditsecuritizedp1@barclayscapital.com or such other email address as the Agent may furnish to the Seller from time to time by written notice.

(h) Agency Reporting. Seller shall comply with the applicable reporting requirements of each Agency Guide and HUD.

(i) Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing of any of the following of which any Responsible Officer is aware:

(i) any Default, Event of Default by Seller of any material obligation under any Program Document or any Servicer Termination Event, or any default or event of default (howsoever defined thereunder) for an amount equal to or greater than [***] by Seller under any Other Agreement;

(ii) Seller’s failure to comply with any financial covenant or margin maintenance requirement under any agreement for Indebtedness;

(iii) any material decrease in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Documents, with copy of evidence of same attached;

(iv) the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding, sanctions or suspension between Seller or its Parent Company, on the one hand, and any Governmental Authority or any other Person, on the other, which is equal to or exceeds [***] in the aggregate;

(v) any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

(vi) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;

(vii) any material modifications to Seller’s underwriting or acquisition guidelines other than changes made in conformity to changes made by Agencies;

(viii) if Seller’s, to the extent it is a Servicer, HUD ranking falls below “Tier 2” lender;

(ix) any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any Servicer or any change, or change threatened, in Approval status, or actions taken, or threatened in writing to be taken, against Seller or Servicer by or disputes in writing between Seller or Servicer and any Applicable Agency, or any supervisory or regulatory Governmental Authority (including, but not limited to HUD, FHA and VA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller or any Servicer (which, in the event of a Governmental Authority, could reasonably be expected to have a Material Adverse Effect); or

(x) any Change in Control of Seller.

(j) Maintenance of Approvals. Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain any such Approval, Seller shall notify Purchaser and Agent within one (1) Business Day.

(k) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing to the extent required under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(l) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all federal, state income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall or cause to be filed on a timely basis all federal, state income and other material tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(m) Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof, it being understood that Seller may engage in business lines and transactions related to the mortgage banking and/or lending business or businesses ancillary to the mortgage banking and/or lending business and/or the servicing of Mortgage Loans.

(n) Limitation on Distributions. Seller shall have the right to pay dividends so long as such dividend distribution does not result in any breach of the financial covenants set forth in Section 4 of the Pricing Side Letter. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller; provided, however, that Seller shall be permitted to make distributions to any shareholder or equity holder as are necessary to comply with the federal, state or local tax obligations of such shareholder or equity holder as a result of its ownership of such equity interests in Seller, notwithstanding the occurrence and continuance of an Event of Default (other than an Event of Default referred to in Section 17(f)).

(o) Use of Custodian. Without the prior written consent of Purchaser, Seller shall not use a third party custodian as document custodian other than the Custodian for the Mortgage File relating to the Purchased Mortgage Loans.

(p) Change of Control. Seller shall not, at any time, directly or indirectly (i) be subject to a Change in Control without the prior written consent of Purchaser (not to be unreasonably delayed or denied); (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(q) Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by each Agency pursuant to the Agency Guides, and will furnish Purchaser on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its consolidated Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as is required by each Agency.

(r) Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates, if such transaction is material to such parties in the aggregate, unless the terms thereof are no less favorable to Seller than those that could be obtained at the time of such transaction in an arm’s length transaction (after taking into consideration all aspects of such transaction and any related transactions) with a Person who is not such an Affiliate; provided however, except as provided in Section 14(n), Seller may pay dividends or distributions with respect to any capital stock or other equity interests with respect to Parent Company, Seller or its Affiliates.

(s) Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.

(t) Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Purchased Mortgage Loan, Seller shall transfer such Servicing Rights to Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Purchased Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows, if any, held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(u) Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, (ii) promptly provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency or agent of any Agency, and (iii) take all actions necessary to maintain its respective Approvals.

(v) MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied in all material respects with all rules and procedures of MERS. In connection with the assignment of any Purchased Mortgage Loan registered on the MERS system, the Seller agrees that it will, at the Seller’s own cost and expense, promptly cause the MERS system to indicate that such Mortgage Loan has been transferred to the Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(w) Fees and Expenses. Seller shall timely pay to Purchaser all fees and actual out of pocket expenses as set forth in the Pricing Side Letter.

(x) Agency Status. Once the Seller or any of its subservicers has obtained any status with an Agency’s mortgage loan pool for which Seller is issuer or servicer, Seller shall not take or omit to take any act that (i) would result in the suspension or loss of any of such status, or (ii) after which Seller or any such relevant subservicer would no longer be in good standing with respect to such status, or (iii) after which Seller or any such relevant subservicer would no longer satisfy all applicable Agency net worth requirements, if both (x) all of the material effects of such act or omission shall not have been cured by Seller or waived by the applicable Agency before termination of such status and (y) the termination of such status could reasonably be expected to have a Material Adverse Effect.

(y) Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may reasonably require to more effectively transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement to the extent accessible without an undue cost or undue burden and subject to confidentiality restrictions.

(z) Due Diligence. Seller will permit Purchaser, Agent or their respective agents or designees to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees and shall bear all costs and expenses associated with such due diligence; provided that Seller shall not be responsible for costs and expenses incurred by Purchaser in excess of the Due Diligence Cap; provide further, that such Due Diligence Cap shall not apply to loan-level due diligence or upon the occurrence and during the continuance of an Event of Default.

(aa) Event of Insolvency. Neither Seller nor any of its Affiliates or consolidated Subsidiaries, shall take any corporate action in furtherance of, or any action which would result in any an Event of Insolvency.

(bb) Non-Utilization Fee. Seller shall pay to Purchaser the due and owing portion of the Non-Utilization Fee if and as required under Section 2 of the Pricing Side Letter; provided that Purchaser may, in its sole discretion, net any Non- Utilization Fee from the proceeds of any Purchase Price paid by Purchaser to Seller to the extent such amounts were not otherwise received by Purchaser in accordance with this clause (bb).

15.	REPURCHASE OF PURCHASED ASSETS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by Purchaser, Purchaser will notify Seller in writing. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Purchaser or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial and Disbursement Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Purchaser.

16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a) Subservicing.

(i) Upon payment of the Purchase Price, Purchaser shall own the servicing rights related to the Purchased Mortgage Loans including the Mortgage File related to such Purchased Mortgage Loans. Seller and Purchaser each agrees and acknowledges that the Mortgage Loans sold hereunder shall be sold to Purchaser on a servicing released basis, and that Purchaser is engaging and hereby does engage Seller to provide subservicing of each such Mortgage Loan for the benefit of Purchaser; provided that with respect to one or more Purchased Mortgage Loans, a Servicer other than the Seller may subservice the Mortgage Loans for the benefit of Purchaser.

(ii) So long as a Purchased Mortgage Loan is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice such Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(iii) Servicer shall subservice and administer the Mortgage Loans it is subservicing on behalf of Purchaser in accordance with Accepted Servicing Practices. Servicer shall have no right to modify or alter the terms of any such Mortgage Loan or consent to the modification or alteration of the terms of any such Mortgage Loan except in Strict Compliance with the related Agency Program. Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans it is subservicing on behalf of Purchaser, and Agent may, at any time during Servicer’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans. Seller covenants to hold or cause to be held such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b) Servicing Term. Seller shall subservice such Mortgage Loans on behalf of Purchaser for a term of thirty (30 days commencing as of the related Purchase Date, which term may be extended in writing by Agent in its sole reasonable discretion, on a monthly basis, for an additional thirty-day period, and Seller shall, in turn, extend in writing the Servicer’s subservicing for thirty (30) days, on a monthly basis (each, a “Servicing Term”). Notwithstanding the forgoing, Purchaser and/or Agent shall have the right to immediately terminate the Seller or any Servicer at any time following the occurrence of an Event of Default in accordance with Section 17(r) hereof (a “Servicer Termination Event”), and Seller shall immediately terminate the Servicer following the occurrence of a Servicer Termination Event. If such Servicing Term is not extended by Agent or if Purchaser or Agent has terminated Seller or Servicer as a result of a Servicer Termination Event, Seller shall transfer or shall cause such Servicer to transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). Seller shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans it or a Servicer is subservicing on behalf of Purchaser in segregated accounts for the sole benefit of the related Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller or Servicer should discover that, for any reason whatsoever, it or the Servicer has failed to fully perform its servicing obligations in any respect with respect to the Mortgage Loans it is subservicing on behalf of Purchaser, Seller shall promptly notify Purchaser and Agent.

(c) Servicing Reports. As requested by Purchaser from time to time, Seller shall furnish to Purchaser reports in form and scope satisfactory to Purchaser, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Mortgage Loans serviced by the Seller and originated pursuant to an Agency Guide, HUD and/or FHA guidelines (on a portfolio basis), in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries, and (iii) any other information reasonably requested by Purchaser.

(d) Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Mortgage Loans. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Mortgage Loans.

(e) Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain a separate account (the “Collection Account”) with the Bank in the Agent’s name for the sole and exclusive benefit of the Purchaser. Such account shall be subject to the Collection Account Control Agreement. Servicer shall deposit or credit to the Collection Account all amounts collected on account of the Mortgage Loans within two (2) Business Days of receipt, and remit such collections in accordance with Section 16(f) hereof. Following the occurrence and during the continuance of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f).

(f) Income Payments.

(i) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the Property of Purchaser subject to subsections 16(f)(ii) and (iii) below. The Collection Account shall be subject to the terms and conditions of the Collection Account Control Agreement.

(ii) Except as otherwise provided in Section 16(f)(iv), on the Monthly Payment Date, Purchaser shall cause amounts deposited in the Collection Account to be released to Seller, which amounts shall be applied by Seller (A) to reduce outstanding Price Differential due and payable in respect of Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month, (B) to reduce the Repurchase Price for all outstanding Transactions, (C) to pay all other Obligations then due and payable to Purchaser and (D) to pay to Seller any remaining amounts.

(iii) Notwithstanding anything herein or in the Collection Account Control Agreement to the contrary, Purchaser shall in no event cause amounts deposited in the Collection Account to be released to Seller to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 7), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Purchaser shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by Purchaser to reduce the related Repurchase Price.

(iv) If a successor servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the Collection Account shall be paid to Purchaser promptly upon such delivery.

(g) [Reserved]

(h) Reserved.

(i) Servicer Termination. Purchaser, in its sole discretion, may terminate Seller’s or any Servicer’s rights and obligations as servicer or subservicer, as applicable, of the affected Mortgage Loans that it is servicing or subservicing, as applicable, on behalf of Purchaser and require Seller or Servicer, as applicable, to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller and Servicer requiring such termination. Such termination shall be effective upon Seller’s or such Servicer’s receipt of such written notice; provided, that Seller’s and such Servicer’s subservicing rights shall be terminated immediately upon the occurrence a Servicer Termination Event, regardless of whether notice of such event shall have been given to or by Purchaser, Seller or such Servicer. Upon any such termination, all authority and power of Seller or Servicer respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine. Seller shall, and shall cause such Servicer to, promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to enforce such Mortgage Loans and shall, and shall cause such Servicer to, perform all acts and take all actions so that the Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller or Servicer, together with all escrow amounts relating to such Mortgage Loans, are delivered to successor servicer, including but not limited to preparing, executing and delivering to the successor servicer any and all documents and other instruments, placing in the successor servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans shall be the property of Purchaser. The subservicing rights required to be delivered to successor servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder. No exercise by Purchaser of its rights under this Section 16(i) shall relieve Seller of responsibility or liability for any breach of this Agreement.

(j) Conflicts. For the avoidance of doubt, if a Servicer Side Letter conflicts with any provision set forth in this Section 16, the applicable Servicer Side Letter shall control with respect to such provision.

17.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Assets to the Purchaser on the applicable Purchase Date (provided the Purchaser has tendered the related Purchase Price and Seller has not repaid such Purchase Price on the same day as such tender);

(b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 (including, without limitation, the failure to timely cure a Margin Deficit) or the last sentence of Section 15;

(c) Seller shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within [***] Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been incorrect or untrue in any material respect when made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchaser in its sole discretion to be materially false or misleading on a regular basis); provided, with respect to the representations provided in Sections 13(a) and (f), if the Seller provides Purchaser with written evidence reasonably satisfactory to Purchaser that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for [***] Business Days or such failure shall be determined by Purchaser in its good faith discretion to result in a Material Adverse Effect;

(e) Seller shall be in default (x) for an amount greater than [***] of Seller’s Adjusted Tangible Net Worth and [***] under any Other Agreement or (y) under any Barclays Agreement, in either case, beyond any applicable cure period and such default has resulted in the acceleration of all obligations under such Other Agreement;

(f) Any Event of Insolvency of Seller or any of its consolidated Subsidiaries;

(g) Any final judgment or order for the payment of money in excess of [***] in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] days from the date of entry thereof and Seller or any of Seller’s Affiliates, as applicable, shall not, within said period of [***] days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates, or shall have taken any action to displace the management of

Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates as an issuer, purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

(i) Seller shall fail to comply with any of the financial covenants set forth in Section 4 of the Pricing Side Letter;

(j) Any Material Adverse Effect shall have occurred and not have been waived;

(k) This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(l) A Change in Control of Seller shall have occurred that has not been approved by Agent unless (i) waived by Agent in writing, or (ii) the Seller shall have repurchased all Purchased Assets subject to Transactions within thirty (30) days thereof;

(m) Purchaser or Agent shall reasonably request, subject to confidentiality restrictions, in good faith and commercially reasonable discretion, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller, and such reasonable information is accessible without an undue cost or undue burden and/or responses shall not have been provided within ten (10) Business Days of such request;

(n) A material event of default shall have occurred and be continuing beyond the expiration of any applicable cure periods under any of the Program Documents or the EPF Program Documents;

(o) Seller ceases to be a member of MERS in good standing (unless MERS is no longer acting in such capacity) for any reason at any time Seller is servicing MERS Designated Loans;

(p) Change of Servicer without prior written notice to the Agent unless (i) waived by Agent in writing, or (ii) the Seller shall have repurchased all Purchased Assets serviced by such Servicer and subject to Transactions within thirty (30) days thereof;

(q) Failure of Seller to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially and modified;

(r) Failure by Seller or Servicer to remit when due Income payments required to be made under the terms of this Agreement, the related Servicing Agreement or such Mortgage Loan;

(s) Seller and its Affiliates fail to operate or conduct their business operations or any material portion thereof in the ordinary course; or

(t) Seller fails to replace Servicer (which includes transferring any such obligations to an existing Servicer) within sixty (60) Business Days of a Servicer Termination Event.

18.	REMEDIES

Upon the occurrence of (i) an Event of Default (other than that referred to in Section 17(f)), the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies and (ii) an Event of Default referred to in Section 17(f), the following rights and remedies shall immediately and automatically take effect without any further action by any Person.

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become property of Purchaser.

(ii) Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable out of pocket costs and reasonable expenses including but not limited to outside legal fees incurred by Purchaser in connection with or as a result of an Event of Default; second Breakage Costs; third to the aggregate Repurchase Prices; fourth to all other Obligations; and fifth to Seller.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iv) The Purchaser may terminate the Agreement.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to its rights hereunder, upon the occurrence of an Event of Default, Purchaser shall have the right to proceed against any of Seller’s assets or the assets of any of Seller’s consolidated Subsidiaries that are party to an agreement with the Purchaser or any of Purchaser’s Affiliates, which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations or the obligations of any of Seller’s Affiliates or Subsidiaries to Purchaser under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

(c) Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Purchaser such assignments as Purchaser shall request.

(d) Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e) Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all out of pocket costs and reasonable expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f) In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(h) Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited in the Collection Account promptly upon receipt thereof but in no event later than two (2) Business Days thereafter. Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) that Purchaser has sustained or directly incurred in connection with Breakage Costs.

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

21.	INDEMNITY

(a) Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, taxes, increased costs and all other reasonable expenses including reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the Principal Balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s fraud, gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Notwithstanding the foregoing, it is understood and agreed that any indemnification relating to Taxes (and taxes expressly excluded from taxes) shall be governed solely by Section 8; provided, however, that any breach by Seller of Section 13(l) or
Section 14(l) of this Agreement shall be governed by this clause (a).

(b) Seller hereby agrees not to assert any claim against Purchaser or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. Purchaser hereby agrees not to assert any claim against Seller for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.	REIMBURSEMENT; SET-OFF

(a) Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable outside attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser (without duplication to Purchaser) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all out-of-pocket costs and reasonable expenses, including without limitation, reasonable outside attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with (a) the rendering of legal advice as to Purchaser’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due and remains unpaid to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under the Bankruptcy Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

(b) In addition to any rights and remedies of Purchaser hereunder and at law, upon the occurrence of an Event of Default, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) entered into between Seller or any of its Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller or any of its Affiliates except and to the extent that any of the same are held by Seller or such Affiliates for the account of another Person. Upon the occurrence of an Event of Default, Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser and necessary to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.	REHYPOTHECATION; ASSIGNMENT

(a) Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Purchaser’s choice, in all cases subject to Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Purchaser shall have the right to assign to Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b) The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice. Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Purchaser or Agent hereunder, and (b) Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

(c) Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF SELLER, PURCHASER AND AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR

PROCEEDING. EACH OF SELLER, PURCHASER AND AGENT HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH OF SELLER, PURCHASER AND AGENT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.	SINGLE AGREEMENT

Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.	INTENT

(a) Seller, Purchaser and Agent intend and acknowledge that (i) this Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable); (ii) any payments or transfers of property made with respect to this Agreement or any Transaction (e.g., to satisfy a for example Margin Deficit) shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8); (iii) each Purchased Asset constitutes either a “security,” “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code; and (iv) each grant of a security interest/pledge of the Purchased Assets in Section 9 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” of “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code). Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.

(b) Seller, Purchaser and Agent further intend and acknowledge that (i)(1) for so long as Purchaser is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, Purchaser shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Purchaser to “repurchase agreements” pursuant to Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code, “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code and “qualified financial contracts” pursuant to Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and (2) Purchaser’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as amended (“FDIA”), as applicable, and (ii) Purchaser’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Purchaser to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 23 hereof is a contractual right as described in Bankruptcy Code Section 561. The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

(c) The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

(d) It is understood and agreed Seller, Purchaser and Agent by that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) Seller, Purchaser and Agent agree that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

34.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by Electronic Transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:	United Shore Financial Services, LLC
585 South Blvd E. Pontiac, Michigan 48341
Attn: [***] Email: [***] Phone: [***]
With copies to: United Shore Financial Services, LLC
585 South Blvd E. Pontiac, Michigan 48341
Attn: Legal Department
Email: [***]

if to Purchaser:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: [***]
Telephone: [***]
Facsimile: [***]
E-mail: [***]

With copies to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: [***]
Facsimile: [***]

Barclays Bank PLC – Operations US
400 Jefferson Park
Whippany, New Jersey 07981
Attention: [***]
Telephone: [***]
E-mail: [***]

if to Agent:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: [***]
Telephone: [***]
Facsimile: [***]
E-mail: [***]

With copies to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: [***]
Facsimile: [***]

Barclays Bank PLC – Operations US
400 Jefferson Park
Whippany, New Jersey 07981
Attention: [***]
Telephone: [***]
E-mail: [***]

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.	CONFIDENTIALITY

Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser and Seller’s financial information

(the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such parties likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iii), Seller shall not disclose the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

Notwithstanding anything in this Agreement to the contrary, Seller, Purchaser and Agent shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and any applicable terms of this Agreement, including information relating to any Mortgage Loan that is not purchased hereunder and information relating to any other Mortgage Loans of Seller that is delivered to Purchaser or Agent by another lender under an intercreditor agreement or other agreement (the “Confidential Information”). Seller, Purchaser and Agent understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller, Purchaser and Agent shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of the Mortgagors, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller, Purchaser and Agent shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of the nonpublic personal information of any Mortgagor by providing notice directly to the other party.

36.	DUE DILIGENCE

Purchaser, Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets; provided, with respect to clause (x), unless required for loan-level due diligence or an Event of Default has occurred and is continuing, such on-site visits and/or on-site examinations shall be limited to one (1) per calendar year. Seller agrees promptly to provide Purchaser, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser and/or Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser and/or Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

37.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM

Each of Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow each of Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act. Seller hereby represents and warrants to each of Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to each of Purchaser and Agent that:

(a) (i) Neither the Seller, nor the Parent Company nor, to the Seller’s actual knowledge, any director, officer, or employee of the Seller or any of its subsidiaries , or any originator of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC; (ii) no Person on the OFAC Lists owns an equity interest in, directly or indirectly, or otherwise controls, the Seller, the Parent Company or any Originator; and (iii) to the knowledge of the Seller, neither the Purchaser nor Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller.

(b) (i) Seller will not knowingly conduct business with or engage in any transaction with any Obligor that the Seller or any originator of a Purchased Asset knows, after reasonable due diligence, (x) is named on any of the OFAC Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by OFAC; (y) is owned, directly or indirectly, or otherwise controlled, by a Person named on any OFAC List; (ii) if the Seller obtains actual knowledge, after reasonable due diligence, that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns an equity interest in, directly or indirectly, or otherwise controls, the Obligor, or the Seller, as applicable, Seller will give prompt written notice to the Purchaser and Agent of such fact or facts; and (iii) the Seller will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non- compliance does not result in a violation of applicable law by any of the Purchaser or Agent and (y) will, upon the Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 37.

38.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

39.	CONTRACTUAL RECOGNITION OF BAIL-IN

Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Purchaser, any of Purchaser’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:

(a) any Bail-In Action in relation to such liability, including (without limitation):

(i) a reduction, in full or in part, of any amount due in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.

40.	CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION

(a) Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination right under this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

(b) For the purpose of this Section 40, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

41.	NOTICE REGARDING CLIENT MONEY RULES.

Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from you will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules.

In particular, Purchaser shall not segregate money received by it from you from Purchaser money and Purchaser shall not be liable to account to you for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Agent and Purchaser have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

UNITED SHORE FINANCIAL SERVICES, LLC, as Seller

By:	/s/ Timothy J. Forrester
Name:	Timothy J. Forrester
Title:	CEO & EVP

BARCLAYS BANK PLC, as Purchaser and Agent

By:
Name:
Title:

Signature Page to Master Repurchase Agreement

IN WITNESS WHEREOF, Seller, Agent and Purchaser have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

UNITED SHORE FINANCIAL SERVICES, LLC, as Seller

By:
Name:
Title:

BARCLAYS BANK PLC, as Purchaser and Agent

By:	/s/ Joseph O’Doherty
Name:	Joseph O’Doherty
Title:	Managing Director

Signature Page to Master Repurchase Agreement